Exhibit 23.1

















            Consent of Independent Registered Public Accounting Firm



Board of Directors
Gold Banc Corporation, Inc.


We consent to the incorporation by reference in the Registration Statement (No. 333-80751) on Form S-8 of Gold Banc Corporation, Inc. of our report dated May 21, 2004 relating to the statements of net assets available for plan benefits of Gold Banc Corporation, Inc. Employees' 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended and the supplemental schedule of assets held, which report appears in the Annual Report (Form 11-K) for the year ended December 31, 2003.










Kansas City, Missouri
June 29, 2004